Exhibit 15
June 2, 2008
Rockwell Automation, Inc.
1201 South 2nd Street
Milwaukee, WI 53204
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim consolidated financial information of Rockwell Automation, Inc. and subsidiaries for the three-month periods ending December 31, 2007 and 2006, and have issued our report dated February 6, 2008, which report includes an explanatory paragraph regarding the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” on October 1, 2007 (“FIN 48”), and for the three- and six-month periods ending March 31, 2008 and 2007, and have issued our report dated April 25, 2008, which report includes an explanatory paragraph regarding the adoption of FIN 48. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended December 31, 2007 and March 31, 2008, are being incorporated by reference in this Registration Statement.
We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.
/s/ DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin